UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2011

AMERICAN PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8137	59-6490478
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3883 Howard Hughes Parkway, Suite 700, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 735-2200

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On January 31, 2011, American Pacific Corporation (the “Company”), as borrower, entered into a Credit Agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as agent and as lender, and certain domestic subsidiaries of the Company, as guarantors, which provides a secured revolving credit facility in an aggregate principal amount of up to $20.0 million at any time outstanding (the “Revolving Credit Facility”) with an initial maturity to be the earlier of (i) January 31, 2015 and (ii) 90 days prior to the maturity date of the Company’s 9% Senior Notes due 2015 (currently, the maturity date of the 9% Senior Notes is February 1, 2015). The Revolving Credit Facility also provides for the issuance of letters of credit with a letter of credit sublimit of $5 million, although the letters of credit previously outstanding under the Company’s prior revolving credit facility remain outstanding pursuant to separate bilateral arrangements with Wells Fargo (in its capacity as an issuer of letters of credit). The maximum borrowing availability under the Revolving Credit Facility is based upon a percentage of eligible account receivables and eligible inventory of the Company. The Company may prepay and terminate the Revolving Credit Facility at any time, without premium or penalty. The Revolving Credit Facility contains certain mandatory prepayment provisions. The annual interest rates applicable to loans under the Revolving Credit Facility will be, at the Company’s option, either at a “Base Rate” or “LIBOR Rate” plus, in each case, an applicable margin of 2.50 percentage points. The Company paid a closing fee in connection with the Revolving Credit Facility. In addition, the Company will pay commitment fees, other fees related to the issuance and maintenance of the letters of credit, and certain agency fees. The Revolving Credit Facility currently has no outstanding borrowings.
The Revolving Credit Facility is guaranteed by the Company’s current and future domestic subsidiaries and is secured by substantially all of the assets of the Company and the Company’s current and future domestic subsidiaries, subject to certain exceptions as set forth in the Revolving Credit Facility. The Revolving Credit Facility contains certain negative covenants restricting and limiting the ability of the Company and its subsidiaries to, among other things:
•	incur debt, incur contingent obligations and issue certain types of preferred stock, or prepay certain debt;

•	create liens;

•	pay dividends, distributions or make other specified restricted payments;

•	make certain investments and acquisitions;

•	enter into certain transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	merge or consolidate with any other entity or sell, assign, transfer, lease, convey or otherwise dispose of assets.
In each case, the covenants set forth above are subject to customary and negotiated exceptions and exclusions. Certain covenants, including financial covenants, are also only triggered by borrowing availability not exceeding a designated threshold amount and/or utilization of the Revolving Credit Facility. The Revolving Credit Facility also limits the Company’s capital expenditures in any fiscal year to amounts set forth in the Revolving Credit Facility.
When the financial covenants are in effect, the Company will be required (i) to have a minimum level of EBITDA for the twelve month period then ended, which minimum varies for each month end, commencing with the month ended December 31, 2010 and continuing through the month ending September 30, 2011 and (ii) to maintain a minimum fixed charge coverage ratio on a rolling trailing 12 month basis of at least 1.10:1.00 initially for the 12 month period ending October 31, 2011 and thereafter for each 12 month period ending on the last day of the month continuing for the remainder of the term of the Revolving

Credit Facility. However, notwithstanding the financial covenants having come into effect, the Company’s obligation to continue to comply with such financial covenants shall terminate upon satisfaction of certain requirements relating to borrowing availability and utilization set forth in the Revolving Credit Facility.
The Revolving Credit Facility also contains usual and customary events of default (subject to certain threshold amounts and grace periods), including cross-default provisions that include the Company’s 9% Senior Notes due 2015. If an event of default occurs and is continuing, the Company may be required to repay the obligations under the Revolving Credit Facility prior to the Revolving Credit Facility’s stated maturity and the related commitments may be terminated.
Wells Fargo and its affiliates have provided in the past and may provide in the future, investment banking, commercial banking and lending and financial advisory services to the Company and its affiliates.
The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by the Revolving Credit Facility attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 31, 2011, by and among American Pacific Corporation, Wells Fargo Bank, National Association, and certain domestic subsidiaries of American Pacific Corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Pacific Corporation
Date: February 4, 2011	By:	/s/ JOSEPH CARLEONE
Joseph Carleone, PH.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of January 31, 2011, by and among American Pacific Corporation, Wells Fargo Bank, National Association, and certain domestic subsidiaries of American Pacific Corporation.